UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 24, 2007
Date of Report (Date of earliest event reported)

NU-MEX URANIUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52660	20-1769847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Plaza Paseo 110 - 4801 Lang Ave. NE Albuquerque, New Mexico, United States	87109
(Address of principal executive offices)	(Zip Code)

(505) 842-5537
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE

Item 5.02          Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 24, 2007, the Board of Directors of Nu-Mex Uranium Corp. (the "Company") accepted the consent to act of Ganpat Mani as a director of the Company.

Effective August 27, 2007, the Board of Directors of the Company accepted the consent to act of Richard M. Cherry as a director of the Company.

Effective August 28, 2007, the Board of Directors accepted (i) the resignation of Michael Sweeney as President, Chief Executive Officer and a director of the Company, (ii) the resignation of Jim Callaghan as Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and a director of the Company, and (iii) the resignation of Allan J. Beaton as a director of the Company. Also effective August 28, 2007, the Company accepted (i) the consent to act of Henry Martyn Fowlds as Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director of the Company and (ii) the consent of D. Bruce Horton as President and Chief Executive Officer of the Company. Mr. Horton also continues to serve as a director of the Company, a position he has held since July 23, 2007.

As a result of these changes, the Company's the current officers and directors are as follows:
Name	Position
D. Bruce Horton	President, Chief Executive Officer and Director
Henry Martyn Fowlds	Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and Director
Jas Butalia	Director
James Douglas Brown	Director
Ganpat Mani	Director
Richard M. Cherry	Director

The following is a description of the business experience and other information related to the Company's new officers and directors:

Ganpat Mani. From 1994 to 2007, Mr. Mani held several senior marketing positions with ConverDyn (a joint venture between Honeywell International and General Atomics Corporation), culminating in his role as Senior Vice President of ConverDyn. Mr. Mani was responsible for maintaining relationships with major nuclear utilities in Asia, Europe and the United States as well as with enrichers in Europe and the United States. Mr. Mani managed agents in the Far East and prepared position papers and draft legislative language for, and represented the company president in, meetings with U.S. government departments (Commerce, Energy and State) and industry trade organizations (ESA, NEI, WNA, WNFM, WNTI).

From 1987 to 1994, Mr. Mani was Business Manager for Allied Signal, where he was responsible for global sales, marketing, technical support and research and development for a line of inorganic fluorinated products.

Prior to his employment with Allied Signal, Mr. Mani held a variety of positions with Allied Chemical in the areas of financial management, applications development, strategic planning and business development.

Mr. Mani holds an MBA from Rutgers University, New Jersey and a Bachelor of Technology Degree in Metallurgical Engineering from Loughborough University, UK.

The Company has agreed to pay Mr. Mani a consulting fee of $10,000 per month, on a month-to-month basis.

Richard M. Cherry. Richard M. Cherry has over 34 years of experience in the nuclear industry, having worked for several companies in areas of uranium mining, production, conversion, marketing, and nuclear power generation. He currently consults to the uranium industry through Integrated Production Resources, a consulting firm that he founded with two partners in 2006.

From 2000 to 2006, Mr. Cherry was President and CEO of Cotter Corporation and Nuclear Fuels Corporation, which are both affiliates of General Atomics Corporation. Mr. Cherry was responsible for all aspects of Cotter's mining and milling operations in Colorado, including uranium and vanadium production. Through Nuclear Fuels Corporation, he was responsible for the worldwide uranium marketing efforts of all uranium produced by General Atomics' affiliates to customers in the United States, Japan and Europe.

From 1997 to 2000, Mr. Cherry served as Vice President of ConverDyn and Nuclear Fuels Corporation. ConverDyn is a joint venture between Honeywell International and General Atomics formed to market uranium conversion services to large electrical utilities worldwide.

From 1993 to 1997, Mr. Cherry served as Executive Vice President of UG U.S.A., Inc. UG U.S.A is the U.S. subsidiary of the German uranium trading company, Urangesellschaft mbH, based in Frankfurt, which trades all forms of nuclear fuel. From 1986 to 1993, Mr. Cherry served as Regional Director (Far East) of Sequoyah Fuels Corporation, marketing the company's uranium conversion services to clients in Japan, South Korea and Taiwan.

From 1973 to 1986, Mr. Cherry held various engineering and management positions with Kansas Gas and Electric Company, where was responsible for the commercial and technical areas required to secure nuclear fuel for the Wolf Creek Nuclear Generating Station near Burlington, Kansas.

Mr. Cherry holds an M.S. in Mechanical Engineering from Wichita State University and a B.S. in Engineering Physics from the University of Oklahoma. He is a Licensed Professional Engineer (State of Kansas).

The Company has agreed to pay Mr. Cherry a consulting fee of $10,000 per month, on a month-to-month basis.

Henry Martyn Fowlds. Henry Martyn Fowlds has over 39 years of experience in the public financial markets. Mr. Fowlds worked as a registered stockbroker for 37 years, beginning with Merit Investment Corp. in Toronto, Canada in 1965. He relocated to Vancouver, Canada in 1980 in order to establish the west coast offices for Merit. In 1990, Mr. Fowlds joined the brokerage firm of Georgia Pacific Securities. Mr. Fowlds served as Vice President and sales manager of Georgia Pacific Securities in Vancouver until 2003, when he left the brokerage business to pursue a senior management role working for public companies in the resources and mining sector.

Mr. Fowlds joined Dentonia Resources Ltd. as Vice President and Director in 2004. Dentonia is a Canadian mineral exploration company traded on the TSX Venture Exchange. Since late 2004, he has also served as the Vice President and Director of Vangold Resources Ltd., a Canadian natural resource company traded on the TSX Venture Exchange.

The Company has agreed to pay Mr. Fowlds $1,800 per month to act as the Company's Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NU-MEX URANIUM CORP.
DATE: August 29, 2007	/s/ D. Bruce Horton ___________________________ D. Bruce Horton President, Chief Executive Officer and a director

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